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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

REHABILICARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REHABILICARE INC.
1811 Old Highway 8
New Brighton, MN 55112-3493

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 12, 2002

To the Shareholders of
REHABILICARE INC.:

     The Annual Meeting of Shareholders of Rehabilicare Inc. (the “Company”) will be held at 2:00 p.m. on Thursday, December 12, 2002, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota for the following purposes:

1.	To elect six directors to serve for the following year and until their successors are elected;

2.	To approve an amendment to the Company’s 1993 Employee Stock Purchase Plan that extends the termination date of the plan through December 12, 2012 and increases the number of shares of the Company’s common stock available for issuance under the plan by 200,000 shares; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company’s common stock at the close of business on October 30, 2002 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Martin Secretary

November 8, 2002

IMPORTANT — PLEASE MAIL YOUR PROXY PROMPTLY
In order that there may be a proper representation at the meeting, you are urged, whether you own one share or many, to promptly complete, sign and mail your proxy.

PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF AMENDMENT TO REHABILICARE INC. 1993 EMPLOYEE STOCK PURCHASE PLAN
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
EXECUTIVE COMPENSATION
Option Grants in Fiscal 2002
Option Exercises in Fiscal 2002 and Year-End Option Values
CERTAIN TRANSACTIONS
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
SHAREHOLDERS PROPOSALS FOR 2003 ANNUAL MEETING

REHABILICARE INC.
1811 Old Highway 8
New Brighton, MN 55112-3493

PROXY STATEMENT

Annual Meeting of Shareholders
December 12, 2002

     The accompanying Proxy is solicited on behalf of the Board of Directors of Rehabilicare Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on December 12, 2002 at 2:00 p.m., at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota, and at any adjournment thereof. The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement, will be paid by the Company. Representatives of the Company may, without additional compensation from the Company, solicit proxies through mail, telephone, facsimile, internet or personal communications.

     Only holders of record of the Company’s common stock, $.10 par value (the “Common Stock”), at the close of business on October 30, 2002 will be entitled to receive notice of and to vote at the meeting. On October 30, 2002, the Company had 10,969,718 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

     Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by shareholders. If no direction is made, the proxy will be voted for the election of each of the director nominees named in this Proxy Statement and for the proposed amendment to the 1993 Employee Stock Purchase Plan. The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding shares of Common Stock as of October 30, 2002. Any shares represented by proxies that abstain from voting on a proposal will be counted as shares that are present for purposes of determining the presence of a quorum, as will shares subject to proxies submitted by brokers indicating that discretionary voting authority has not been granted. With respect to the tabulation of votes on the proposals, abstentions are considered unvoted, although present and entitled to vote at the Annual Meeting, and broker nonvotes are considered present but not entitled to vote at the Annual Meeting.

     Proxies may be revoked at any time before being exercised by delivering to the Secretary of the Company a written notice of termination of the proxy’s authority or a duly executed proxy bearing a later date.

     As far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

     A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2002 is being furnished to each shareholder with this Proxy Statement. This Proxy Statement is being mailed to shareholders on or about November 8, 2002.

PROPOSAL 1: ELECTION OF DIRECTORS

     Six persons have been nominated for election at the Annual Meeting. All nominees elected at the Annual Meeting will serve until the next annual meeting of shareholders or until their earlier death, resignation, removal, or disqualification. The persons named in the accompanying proxy intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed. The affirmative vote of a majority of the voting shares present and entitled to vote at the meeting is required for the election of each director. Should any nominee for director become unavailable for any reason, the proxies will be voted in accordance with the best judgment of the persons named therein. The Board of Directors has no reason to believe that any candidate will be unavailable.

     The following information is furnished with respect to each nominee:

			Principal occupation and business
Name	Age	Director since	experience for past five years

Frederick H. Ayers	63	1998	Private investor and consultant for more than five years.

William R. Floyd	57	2002	President and Chief Operating Officer since April 2000, Chief Executive Officer since February 2001 and Chairman since December 2001 of Beverly Enterprises, Inc.; Chief Executive Officer of Choice Hotels International from 1996 to 1998; Senior Vice President, Operations of Taco Bell Corporation from 1995 to 1996.

Dan W. Gladney	49	2002	President and Chief Executive Officer of the Company since September 2002; President of Acist Medical Systems, Inc. (a manufacturer of high tech cardiovascular devices) from 1996 to 2002.

Richard E. Jahnke	53	1997	President and Chief Executive Officer of Angeion Corporation since January 2000 after its acquisition of Medical Graphics Corporation; President and Chief Executive Officer of Medical Graphics Corporation (a manufacturer of non-invasive medical diagnostic systems) since 1998; President and Chief Operating Officer of CNS, Inc. (a manufacturer of consumer products) from 1993 to 1998.

John H.P. Maley	67	1996	Chair of Rehabilicare since December 2001; Chair of Magister Corporation (a developer and marketer of consumer healthcare products) since July 1995; Chairman and Chief Executive Officer of Chattanooga Group (a manufacturer of physical therapy products) from 1976 to 1995. Director of Atrion Corporation.

Richard Nigon	54	2002	Director of Equity Corporate Finance and Capital Markets for Miller Johnson Steichen Kinnard (an investment banking firm) since February 2001 and member of Board of Directors since November 2000; Chief Financial Officer of Dantis, Inc. (an internet hosting company) from February 2000 to February 2001; Certified Public Accountant with Ernst & Young from 1970 until February 2000, serving as partner since 1981. Director of Vascular Solutions, Inc.

Affiliate Relationships

     The Company knows of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. There is no family relationship between any of the nominees, directors or executive officers of the Company. William Floyd is Chief Executive Officer of Beverly Enterprises, Inc., the parent company of the Company’s largest shareholder, but his nomination as a director was not mandated or influenced by Beverly.

Compensation of Directors

     Director Fees. Prior to December 2001, directors who were not also employees received director fees of $2,000 per quarter and directors who were committee chairs received an additional $500 fee annually. Because of the significant demand on director time that had been made in connection with a proposed strategic transaction during the preceding twelve months, and in recognition of the increasing responsibilities of directors, the Company changed the director compensation policy in December 2001 and paid a one-time extra fee to each non-employee director of $2,000. Effective after December 2001, directors who are not also employees of the Company receive director fees of $2,500 per quarter and $500 for each board meeting (except telephonic meetings) they attend. The chair of each committee also receives an additional fee of $1,000 annually.

     Chair and Acting Chief Executive Officer. John H.P. Maley was appointed Chair of the Board of Directors in December 2001. In consideration of the increased responsibility of serving as Chair, and in lieu of other director fees, the Company paid Mr. Maley director fees of $5,000 per month commencing in January 2002 through March 2002. Effective with the resignation of the Company’s Chief Executive Officer on March 31, 2002, and until the appointment of Dan Gladney as Chief Executive Officer in September 2002, Mr. Maley also agreed to serve as Acting Chief Executive Officer. In consideration of such services, the Company paid Mr. Maley fees of $20,000 per month during the five months ended August 31, 2002.

     Options. The Company’s 1998 Stock Incentive Plan provides that all directors who are not also employees will be granted stock options to purchase 2,500 shares of common stock on the date of each annual meeting of shareholders. The plan also provides the Board with discretion, however, to grant larger options to directors. If any director is granted a larger option during the year preceding an annual meeting, then the options due at the annual meeting are not granted. All of the options granted under the plan to directors must be granted with an exercise price equal to the fair market value on the date of grant. Options granted under the plan to directors are fully exercisable from the date of grant and terminate 10 years after the date of grant.

     During the year ended June 30, 2002, the following options were granted to members of the Company’s Board of Directors:

Director	Shares	Exercise Price

John H.P. Maley	25,000	$3.85
	10,000	$5.45
Richard Jahnke	20,000	$3.85
Fred Ayers	15,000	$3.85
Robert Wingrove	10,000	$3.85

     The increased level of options granted to Mr. Maley represent compensation for his services as Chair and the increased options to Mr. Jahnke for his services as Chair of the Audit Committee.

Committees and Meetings

     The Board of Directors has a Compensation Committee and an Audit Committee. During fiscal 2002, the Board of Directors met 19 times and acted by writing in lieu of meeting two times, the Compensation Committee met three times and the Audit Committee met five times. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers of the Company. The Compensation Committee also administers the Company’s 1998 Stock Incentive Plan and 1993 Employee Stock Purchase Plan. The current members of the Compensation Committee are Mr. Maley, Mr. Ayers and Mr. Jahnke. The Audit Committee reviews the internal and external financial reporting of the Company, arrangements with its independent public accountants, the scope and results of its quarterly reviews and independent audits and any transactions with executive officers of the Company. The current members of the Audit Committee are Mr. Jahnke (chair), Mr. Ayers and Mr. Maley.

     The Board of Directors does not have a nominating committee. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he served during fiscal 2002.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR THE BOARD OF DIRECTORS.

PROPOSAL 2: APPROVAL OF AMENDMENT TO
REHABILICARE INC. 1993 EMPLOYEE STOCK PURCHASE PLAN

     In 1993, the Board of Directors adopted and the Company’s shareholders approved the Rehabilicare Inc. 1993 Employee Stock Purchase Plan (the “Plan”). As of October 30, 2002, all 200,000 shares of Common Stock originally reserved for issuance had been purchased under the Plan .

     On September 9, 2002, the Board of Directors recommended that the Plan be amended, subject to approval of the Company’s shareholders at the Annual Meeting, to extend the termination date of the Plan through December 12, 2012 and to increase the number of shares of Common Stock reserved for issuance under the Plan from 200,000 to 400,000 shares. The Company’s executive officers, including directors who are executive officers, have an interest in the approval of this proposal because they, together with other eligible employees, are eligible to purchase shares of Common Stock under the favorable terms of the Plan.

     The affirmative vote of a majority of the Common Stock present and entitled to vote at the Annual Meeting is required for approval of this proposal. A summary of the Plan, as proposed to be amended, is set forth below.

Summary of the Plan

     Purpose. The purpose of the Plan is to provide employees of the Company and its subsidiaries with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of Common Stock. The Board of Directors believes that such ownership provides employees with a stronger incentive to work for the Company’s continued success. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

     Administration. The Plan is administered by the Company’s Compensation Committee. All questions regarding interpretation of the Plan are determined by the administrative committee.

     Eligibility. Any employee, including any officer, who is customarily employed for at least 32 hours per week by the Company or any of its subsidiaries, and who does not own five percent or more of the total combined voting power or value of all classes of the Company’s outstanding capital stock, is eligible to participate in the Plan. As of October 30, 2002, approximately 271 persons were eligible to participate in the Plan.

     Payroll Deductions; Purchase Price. Under the Plan, an eligible employee may purchase Common Stock from the Company through payroll deductions equal to a minimum of 1% and a maximum of 10% of the employee’s base compensation. The price per share equals 85% of the lesser of the fair market value (as reasonably determined by the administrative committee) of a share of Common Stock as of the first day or the last day of each six-month purchase period under the Plan. Each year, the first purchase period commences on the first business day in January and ends on the last business day in June, and the second purchase period commences on the first business day in July and ends on the last business day in December.

     Share Purchases. Share purchases under the Plan are made on the last day of each purchase period. The maximum number of shares that a participant may purchase is determined by dividing the participant’s payroll deductions accumulated during the purchase period by the purchase price. However, no participant may purchase (a) more than 10,000 shares of Common Stock during any purchase period or (b) an aggregate of more than $25,000 of Common Stock (determined based on the fair market value of the shares on the first day of the purchase period)

during any calendar year under the Plan and any other employee stock purchase plans of the Company. In addition, no more than 100,000 shares may be sold to all Plan participants in the aggregate during any single purchase period. If the purchase formula would result in purchases in excess of this cap, then each participant would be allocated a pro rata share of the 100,000 shares that may be purchased.

     Election Not to Purchase; Withdrawal from Plan. A participant may elect not to purchase shares at the end of a particular purchase period, and to instead receive a distribution of his or her share purchase account, by delivering written notice of such election on the appropriate form prior to such date. A participant’s filing of any such election will not affect his or her participation in the Plan during subsequent purchase periods. A participant may withdraw from the Plan and cease making payroll deductions by delivering notice of such withdrawal on the appropriate form, following which the entire credit balance of the participant’s share purchase account will be paid to the participant. Withdrawal is permitted at any time prior to the end of the applicable offering period.

     Amendment and Termination of Plan. The Board of Directors may amend the Plan at any time. However, no amendment may be made without shareholder approval if such approval is required under the rules of the Nasdaq National Market System. Unless sooner terminated by the Board of Directors, which may be effected at any time, the Plan as proposed to be amended will terminate on the earlier of (a) December 12, 2012 or (b) the date on which all shares of Common Stock reserved for purchase under the Plan have been sold.

Tax Matters

     The following information is a general summary of some of the current federal income tax consequences of the Plan to participants and to the Company. Tax laws may change, and actual tax consequences will depend on a participant’s individual circumstances as well as state and local tax laws. All participants should seek their own, independent tax advice in connection with their participation in the Plan.

     The Plan and the right of participants to make purchases under the Plan are intended to qualify under the provisions of Sections 423 of the Internal Revenue Code. Payroll deductions under the Plan will be taxable to a participant as compensation for the year in which such amounts would otherwise have been paid to the participant. No income will be taxable to a participant at the commencement of any purchase period (an “offering date”) or upon any purchase of shares under the Plan. A participant may become liable for tax upon disposition of the shares acquired, as summarized below.

     If a participant holds shares for one year or more after the purchase date for such shares and two years or more after the offering date for such shares, or if the participant dies while owning the shares, the participant will generally recognize ordinary income when disposing of the shares equal to the lesser of (a) the difference between the purchase price and the fair market value of the shares on the date of disposition or (b) 15% of the fair market value of the shares on the offering date. Any additional gain will be taxed as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, but the participant will have a long-term capital loss equal to the difference between the purchase price and the sale price.

     If a participant sells or gifts shares less than one year after the purchase date for such shares or less than two years after the offering date for such shares, the participant will generally recognize ordinary income equal to the difference between the purchase price and the fair market value on the purchase date. The difference between the sale price and the fair market value on the purchase date will be a capital gain or loss, taxable at short-term capital gain rates if the shares are held for one year or less and at long-term capital gain rates if the shares are held for more than one year.

     The Company ordinarily will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by a participant, but may also be required to withhold income tax upon such amount or report such amount to the Internal Revenue Service.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY’S 1993 EMPLOYEE STOCK PURCHASE PLAN.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Current executive officers of the Company who are not also directors are as follows:

     William J. Sweeney, 59, has been the Company’s Vice President of Sales and Marketing since April 1996.

     W. Glen Winchell, 55, has been the Company’s Vice President of Finance and Chief Financial Officer since September 1993.

     Wayne K. Chrystal, 52, joined the Company as Vice President of Operations in May 1999. From 1973 to 1998, he was employed by Deluxe Corporation, a supplier of checks and electronic payment services, most recently as Vice President responsible for operations and human resources in various business units.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, a committee consisting of three non-employee directors, approves the compensation for executive officers of the Company. The members of the Compensation Committee during fiscal 2002 were Robert Wingrove, Mr. Maley, Mr. Ayers and Mr. Jahnke. Mr. Wingrove resigned as a Board member in October 2002. The Compensation Committee also administers, with respect to all eligible recipients, the Company’s 1998 Stock Incentive Plan and 1993 Employee Stock Purchase Plan.

Compensation Philosophy and Objectives

     The primary objectives of the Company’s executive compensation program are to:

–	Reward the achievement of corporate and individual performance goals;

–	Provide compensation that enables the Company to attract and retain key executives; and

–	Provide a total compensation package that is aligned with the performance of the Company and the interests of its shareholders.

     In determining compensation levels, the Compensation Committee considers a number of factors, including Company performance, the individual performance of each executive officer, comparative compensation surveys and historical compensation levels and stock option awards at the Company. Compensation levels may be greater or less than competitive levels in comparable companies based upon factors such as annual and long-term Company performance and individual performance.

Base Salary

     The Committee normally bases salary levels of executives, including the Chief Executive Officer, on the Company’s performance, on the impact of the executive on that performance, on the skills and experience required by the executive’s position, and on market data for comparable positions in companies in comparable industries and of comparable complexity and size. The Committee adjusts base salaries for executives annually during the first quarter of each fiscal year.

     The base salaries for executive officers of the Company for the year ended June 30, 2002 were set in August 2001 and were based primarily on the performance of the Company for the year ended June 30, 2001, on the affect of progress of several pending transactions, and on expectations for the 2002 fiscal year. Based on substantial progress made with respect to fiscal 2001 results and on such transactions, and because his salary had not been increased in fiscal 2001 because of a whistleblower suit that affected fiscal 2000 results, the Committee determined to increase Mr. Kaysen’s salary for fiscal 2002 by 6.5%. The salaries of the Company’s other executive officers were increased by 4.5%.

     After Mr. Kaysen’s resignation on March 30, 2002, and because of the increased level of his responsibilities as acting Chief Operating Officer, the Committee negotiated an employment agreement with Mr. Winchell that provided for a one-time bonus of $35,000 and increases in his salary in fiscal 2003. The Committee also negotiated a severance agreement with Mr. Kaysen providing for continuation of his salary benefits for a period of 18 months (through September 30, 2003). These arrangements are described under the caption “Employment and Severance Agreements” of this proxy statement.

Bonuses

     The Company pays bonuses to executive officers as part of its executive compensation program. For fiscal 2002, the Committee established a bonus plan that was based primarily on the achievement of threshold levels of net income from United States operations, on achieving a threshold level of net income from Compex operations, and on achieving personal performance goals for each officer. No bonus was payable if the Company did not generate earnings before income taxes of at least 85% of budgeted earnings before taxes. Different levels of bonus were established for achievement of performance at this level, at budgeted performance and at 110% of budget. For Mr. Kaysen, 85% percent of the bonus was based on financial performance and 15% was based on individual performance goals. Of the financial performance portion, one-third was to be based on achievement of these thresholds in the United States, one-third based on Compex and one-third based on combined performance. The Company computed the level of proposed achievement of Mr. Kaysen when he resigned, and based on a pro rata allocation to the nine months he served, agreed to pay severance of an additional $86,000 representing the bonus.

     After the completion of the fiscal year, the Compensation Committee considered the level of achievement of the objectives for other officers. On the basis of an objective evaluation of these factors, and of their performance on matters not contemplated when the bonus plan was adopted, the Compensation Committee awarded Mr. Winchell, Mr. Chrystal, and Mr. Sweeney bonuses of $62,700 (not including the one-time bonus), $39,775 and $31,546 respectively, for fiscal 2002.

Stock Incentive Compensation

     The Company provides long-term incentive to its executive officers primarily through its 1998 Stock Incentive Plan. Under that plan, the Compensation Committee awards stock options to executive officers based on the number of options and shares currently held by the executive and also on performance factors similar to those used to determine salaries and annual cash incentives. The Company’s options generally vest over a period of four years and expire after seven years. All options are granted with an exercise price equal to fair market value on the date of grant. The Compensation Committee has not fixed or predetermined the amount of shares to be available for option grants in any year. The Committee has, however, reviewed industry statistics regarding the appropriate size of the plan in terms of outstanding shares and the appropriate size of grants to executive officers and to employees as a whole.

     Normally, option grants occur early in the fiscal year. For fiscal 2002, the Committee granted options to purchase 170,000 shares under the plan, including 50,000 to Mr. Kaysen. Such option grants were, in part, in recognition of the reduced level of grants in 2001 and of options which had matured without value.

Summary

     The Compensation Committee believes that the compensation program for executive officers during fiscal 2002 achieved the principal objectives for which it was designed.

John H.P. Maley Frederick Ayers Richard Jahnke

Summary Compensation Table

     The table below shows the cash and non-cash compensation paid to or earned by Rehabilicare’s chief executive officer and each of its most highly compensated executive officers who received salary and bonus of $100,000 or more during each of the years in the three-year period ended June 30, 2002.

			Annual Compensation			Long-Term	All Other
Name and	Fiscal					Compensation (1)	Compensation
Principal Position	Year		Salary	Bonus	Other	Options(2)	(3)

David B. Kaysen	2002	(4)	$269,098	—	—	50,000	$3,906
President and Chief	2001		306,514	$145,000	—	25,000	5,250
Executive Officer	2000		300,357	—	—	30,000	5,250
W. Glen Winchell	2002		$175,452	$97,700	—	10,000	$4,993
Vice President of	2001		166,500	48,000	—	15,000	4,800
Finance and Chief Financial Officer	2000		162,462	—	—	20,000	3,354
William J. Sweeney	2002		$167,390	$39,775	—	20,000	$4,752
Vice President of Sales	2001		158,192	46,912	—	15,000	4,459
And Marketing	2000		147,846	—	—	15,000	3,015
Wayne K. Chrystal	2002		$125,619	$31,546	—	10,000	$3,769
Vice President of	2001		120,308	38,490	—	5,000	3,536
Operations	2000		114,231	—	—	10,000	1,725

(1)	The Company did not award any restricted stock or make any long-term incentive payments to executives.

(2)	Represents the number of shares of Common Stock that can be purchased upon the exercise of stock options granted during the year.

(3)	Represents Company contributions to a 401(k) plan.

(4)	Mr. Kaysen resigned effective March 31, 2002. For the year ended June 30, 2002, numbers reported in the table include payments of salary through March 31, 2002, but do not include any payments under the separation agreement with Mr. Kaysen after March 31, 2002. Mr. Kaysen received $86,615 under the separation agreement during fiscal 2002.

     The foregoing table does not include compensation paid to John H.P. Maley, a director and Chair of the Company, for his services as acting Chief Executive Officer of the Company. Mr. Maley’s compensation for these services is described on page 4 of this Proxy Statement under the caption “Compensation of Directors: Chair and Acting Chief Executive Officer.”

Stock Options

     The following table provides information regarding options to purchase common stock granted to the named executive officers pursuant to the 1998 Stock Incentive Plan during fiscal 2002.

Option Grants in Fiscal 2002

					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation
	Underlying	Granted To	Exercise		for Option Term (1)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal 2002	($/Share)	Date	5% ($)	10% ($)

Mr. Kaysen	50,000	12.5%	$2.39	9/20/08	48,648	113,372
Mr. Winchell	10,000	2.5%	$2.39	9/20/08	9,730	22,674
Mr. Sweeney	20,000	5.0%	$2.39	9/20/08	19,459	45,349
Mr. Chrystal	10,000	2.5%	$2.39	9/20/08	9,730	22,674

(1)	These amounts represent the realizable value of the subject options from the date of grant until termination, without discounting to present value, assuming appreciation in the market value of the Common Stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

     The following table provides information with respect to stock options held at the end of fiscal 2002 by the executive officers named in the Summary Compensation Table.

Option Exercises in Fiscal 2002 and Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-the-Money Options
	Acquired		At End of Fiscal 2002		At End of Fiscal 2002 (1)
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Kaysen	26,064	140,746	—	—	—	—
Mr. Winchell	—	—	63,750	41,250	117,866	66,375
Mr. Sweeney	—	—	38,750	41,250	70,375	30,750
Mr. Chrystal	—	—	28,750	26,250	52,688	53,662

(1)	Represents the difference between $4.80 (the last sales price at June 30, 2002) and the exercise price multiplied by the number of shares.

Employment and Severance Agreements

     The Company negotiated a separation agreement with David Kaysen as of his March 31 resignation. This separation agreement provides Mr. Kaysen with a continuation of his salary through September 30, 2003, a continuation of his insurance benefits through the earlier of the date he receives replacement benefits from another employer or September 30, 2003, an $86,000 payment representing payment of a bonus for nine months of fiscal 2002 but payable over the 18 month period ended September 30, 2003 and approximately $20,000 of accrued vacation pay. Effective on execution of the agreement, the Company also accepted for cancellation 35,748 shares of its common stock held by Mr. Kaysen, at a value of $5.25 per share (the average price during the ten days preceding the agreement), in payment of the $187,676 then owing under a promissory note from Mr. Kaysen to the Company, and 12,963 shares of common stock, at a value of $5.40 per share, in payment of $70,000 of advances to Mr. Kaysen. The summary compensation table sets forth amounts paid to Mr. Kaysen through his March 31, 2002 resignation date and, with the exception of accrued vacation, does not reflect payments under this separation agreement. The Company paid $86,615 to Mr. Kaysen under the separation agreement during the year ended June 30, 2002, estimates that it will be obligated to pay an additional $346,460 under such agreement during the year ending June 30, 2003 and $86,615 under such agreement during the year ending June 30, 2004. All such payments were accrued in the Company’s financial statements for fiscal 2002.

     In May 2002, and in consideration of his increased responsibilities, the Company entered into an employment agreement with W. Glen Winchell providing for a one time bonus of $35,000 and for an annual salary of $167,000 through August 1, 2002 and $187,000 after August 1, 2002. The agreement also obligates the Company, to the extent it creates a bonus plan, to provide the potential for Mr. Winchell to earn a bonus equal to 35% of his salary, and to provide Mr. Winchell with severance benefits of 15 months’ salary plus continuation of insurance benefits upon termination without cause or by Mr. Winchell in the event there has been good reason for his resignation. The agreement terminates in February 2004.

     In August 2002, the Company entered into an employment agreement with its new Chief Executive Officer, Dan Gladney, providing Mr. Gladney with an annual salary of $320,000, for participation in any bonus plan of the Company, for the grant of two stock options to purchase a total of 500,000 shares of Common Stock, and for one year’s severance upon termination prior to a change of control, and two years’ severance upon termination after a change of control, when termination is not for cause or for good reason. The agreement also contains confidentiality and intellectual property assignment provisions, and a covenant not to compete during employment and for a period of one year after termination of employment.

     The Company has also entered into severance pay agreements with Mr. Winchell, Mr. Sweeney and Mr. Chrystal which provide for payments in the event of a change in control of the Company and the subsequent termination of the executive by the Company without cause or voluntarily by the executive for good reason, all as defined in the agreements. The terms of the agreements are two years and they are renewed automatically at the end of the terms. The payments to be made in such event would be (i) the base salary earned and unpaid through the date of termination; (ii) any earned and unpaid bonus with respect to the fiscal year preceding the termination; (iii) a pro rata portion of any bonus that would have been earned in the current fiscal year; (iv) any accrued vacation not taken; and (v) an amount equal to one and one-half times Mr. Winchell’s and one times Mr. Sweeney’s and Mr. Chrystal’s then-current annual salary. The agreements provide that no amounts be paid which would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision or regulations promulgated thereunder.

Long-Term Incentive Plan Awards

     Other than the 1998 Stock Incentive Plan and the 1993 Employee Stock Purchase Plan, the Company does not maintain any long-term incentive plans.

Equity Compensation Plan Information

     The Company maintains the 1998 Stock Incentive Plan and the 1993 Employee Stock Purchase Plan, pursuant to which it may grant equity awards or sell Common Stock to eligible persons. The Company’s 1988 Restated Stock Option Plan has expired, but options remain outstanding that are subject to the plan. Each of these plans was approved by the Company’s shareholders. The following table provides information about equity awards under the foregoing plans as of the end of the Company’s most recent fiscal year, which was June 30, 2002.

Number of securities
remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities
	warrants and rights	rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans	802,073	$3.11	788,309 (1)
approved by security holders
Equity compensation plans not	N.A.	N.A.	N.A.
approved by security holders
Total	802,073	$3.11	788,309 (1)

(1)	Consists solely of shares of Common Stock available for issuance under the 1998 Stock Incentive Plan. Does not include the additional shares that would be available for purchase under the 1993 Employee Stock Purchase Plan upon shareholder approval of Proposal 2.

CERTAIN TRANSACTIONS

     The Company loaned Mr. Kaysen, its former President and CEO, $162,500 in March 1997 for the acquisition of 100,000 shares of Common Stock pursuant to his exercise of stock options. The loan was evidenced by a promissory note secured by 83,067 shares of Common Stock owned by Mr. Kaysen and accrued interest at the prime rate. The $187,676 balance under this loan at March 31, 2002 was repaid in full using 35,748 shares of Common Stock held by Mr. Kaysen.

     The Company also advanced to Mr. Kaysen a total of $70,000 to cover income tax and other payments. After termination of his employment, the Company accepted for cancellation 12,963 shares of Common Stock that had been pledged by Mr. Kaysen to secure the promissory note in satisfaction of this loan.

PERFORMANCE GRAPH

     The Company’s Common Stock is quoted on The Nasdaq National Market. The following graph shows changes during the period from June 30, 1998 to June 30, 2002 in the value of $100 invested in: (1) the Nasdaq National Market Index (US); (2) Nasdaq Healthcare Stocks Index, (3) Nasdaq Medical Devices Manufacturer Stocks Index and (4) the Company’s Common Stock. The values of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes.

			Nasdaq
Fiscal Year		Nasdaq	Medical Devices
Ended	Nasdaq NMS	Healthcare Stocks	Manufacturers	Rehabilicare Inc.

6/30/98	100.000	100.000	100.000	100.000
6/30/99	143.669	152.307	133.526	123.251
6/30/00	212.399	124.883	153.792	104.650
6/29/01	115.136	173.244	144.164	122.768
6/28/02	78.438	194.194	131.004	178.571

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of October 30, 2002, certain information with respect to beneficial ownership of the Company’s Common Stock as to (i) each person or entity known by the Company to own beneficially more than 5% of the Company’s Common Stock; (ii) each director of the Company and each director nominee; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) all executive officers and directors as a group. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name	Shares Beneficially Owned (1)	Percent Owned

TMD Disposition Company (2)	989,319	9.0%
5111 Rogers Avenue, Suite 40A
Ft. Smith, Arkansas 72919
Thomas E. Claugus (3)	697,080	6.4%
400 Northpark Town Center, Suite 310
1000 Abernathy Road, N.E
Atlanta, Georgia 30328
W. Glen Winchell	95,436	*
Frederick H. Ayers	81,676	*
William J. Sweeney	45,033	*
John H.P. Maley	80,000	*
Wayne K. Chrystal	51,480	*
William R. Floyd(4)	15,000	*
Dan W. Gladney	—	—
Richard E. Jahnke	62,500	*
Richard Nigon	15,000	*
All Directors and Officers	446,125	4.0%
as a group (9 persons)

*	Less than 1%

(1)	Includes shares which could be purchased within 60 days upon the exercise of options by the following persons in the specified amounts: Mr. Sweeney, 43,750 shares; Mr. Winchell, 65,000 shares; Mr. Ayers, 45,000 shares; Mr. Maley, 55,000 shares; Mr. Chrystal, 35,000 shares; Mr. Floyd, 15,000 shares, Mr. Jahnke, 50,000 shares, Mr. Nigon, 15,000 shares; and all directors and officers as a group, 328,750 shares.

(2)	TMD Disposition Company is a wholly-owned subsidiary of Beverly Enterprises, Inc. All information regarding TMD Disposition Company and Beverly Enterprises, Inc., and their beneficial ownership of Common Stock is based solely on the Schedule 13G they filed with the Securities and Exchange Commission on January 11, 2002.

(3)	Mr. Claugus beneficially owns 308,900 shares through Bay Resources Partners, L.P., 213,400 shares through Bay Resource Partners Offshore Fund, Ltd., and 124,530 shares through GMT Capital Corp. All information regarding Mr. Claugus, the foregoing entities and their beneficial ownership of Common Stock is based solely on the Schedule 13D Mr. Claugus filed with the Securities and Exchange Commission on January 31, 2001.

(4)	Does not include shares held by TMD Disposition Company, a wholly owned subsidiary of Beverly Enterprises, Inc., for which Mr. Floyd is Chairman and Chief Executive Officer.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during and with respect to the fiscal year ended June 30, 2002.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Company’s Board of Directors was composed of the following non-employee directors during fiscal 2002 and to the date of this Annual Meeting of Shareholders: Mr. Jahnke (chair), Mr. Ayers and Mr. Maley. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee recommended to the Board of Directors the appointment of the Company’s independent accountants.

     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

     The Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

     Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission.

Richard Jahnke Frederick Ayers John H.P. Maley

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Company has selected Ernst & Young LLP as its independent accountants for the year ending June 30, 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

     Audit fees billed or expected to be billed to the Company by Ernst & Young LLP for the audit of the Company’s financial statements for the fiscal year ended June 30, 2002 and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for that year totaled $216,082.

Financial Information Systems Design and Implementation Fees

     Ernst & Young LLP did not provide services to the Company during the last fiscal year for the design and implementation of financial information systems.

All Other Fees

     Fees billed or expected to be billed to the Company by Ernst & Young LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled $481,531. A significant portion of the non-audit fees were related to audits for compliance with the Company’s corporate integrity agreement and for tax services related to an internal revenue service audit.

SHAREHOLDERS PROPOSALS FOR 2003 ANNUAL MEETING

     Any shareholder wishing to include a proposal in the Company’s proxy solicitation materials for its next annual meeting of shareholders must submit such proposal for consideration in writing to the Secretary of the Company at its principal executive offices, 1811 Old Highway 8, New Brighton, Minnesota 55112, no later than June 30, 2003.

     Pursuant to the rules of the Securities and Exchange Commission, proxies solicited by management for the next annual meeting may grant management the authority to vote in its discretion on any proposal submitted by a shareholder otherwise than through inclusion in the proxy statement for the meeting, unless the Company has received notice of the shareholder proposal at its principal executive offices on or before September 23, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Martin Secretary

Dated:	November 8, 2002

REHABILICARE INC.

ANNUAL MEETING OF SHAREHOLDERS
December 12, 2002
Dorsey & Whitney LLP
50 South Sixth Street
15th Floor
St. Paul, Minnesota 55402

REHABILICARE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated November 8, 2002, revoking any proxy previously given, hereby appoints Dan W. Gladney and W. Glen Winchell as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Rehabilicare Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 p.m. Central Time on Thursday, December 12, 2002 at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota 55402, and at any adjournment thereof. This proxy, when properly executed, will be voted as directed by the undersigned. If no direction is given, this proxy will be voted “FOR” all nominees for director and “FOR” Proposal 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

See reverse side for voting instructions.

\/ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED \/

REHABILICARE INC. 2002 ANNUAL MEETING OF SHAREHOLDERS

1.	Election of directors.

01 02 03	Frederick H. Ayers William R. Floyd Dan W. Gladney	04 05 06	Richard E. Jahnke John H.P. Maley Richard Nigon	☐	FOR all nominees listed to the left (except as specified below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box provided to the right.)

2.     Proposal to amend the Rehabilicare Inc. 1993 Employee Stock Purchase Plan to extend the termination date of the plan through December 12, 2012 and to increase the number of shares of Rehabilicare Inc. common stock available for issuance under the plan from 200,000 to 400,000 shares.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.     The proxies are authorized to vote in their discretion on any other matters that may properly come before the meeting calling for a vote of shareholders.

Date:______________

Signature(s) in Box
PLEASE DATE AND SIGN name(s) exactly as shown on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.